EXHIBIT 10.1

HNI CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN

            HNI Corporation hereby establishes, effective as of August 9, 1999, the Directors Deferred Compensation Plan.  Such Plan provides Directors with the opportunity to defer Fees paid to them in cash, in accordance with the provisions of the Plan.

ARTICLE I
DEFINITIONS

            For the purposes hereof, the following words and phrases shall have the meanings indicated.

            1.  "Account" shall mean a bookkeeping account in which Fees, which are deferred by a Participant shall be recorded and to which dividends, distributions, and interest may be credited in accordance with the Plan.

            2.  "Beneficiary" or "Beneficiaries" shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant's Account.

            3.  "Board" shall mean the Board of Directors of the Corporation.

            4.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

            5.  "Change in Control" shall mean:

                 (i)  the acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Corporation (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:  (a) any acquisition directly from the Corporation, (b) any acquisition by the Corporation, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this paragraph; or

                (ii)  individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two‑thirds of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three‑quarters of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii)  consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                (iv)  approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

            6.  "Committee" shall mean the Committee established by the Chairman of the Board to administer the Plan.

            7.  "Corporation" shall mean HNI Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of HNI Corporation with any other corporation or corporations.

            8.  "Director" shall mean any member of the Board.

            9.  "Election Agreement" shall mean an agreement in substantially the form attached hereto as Exhibit A, as modified from time to time by the Corporation.

            10.  "Fees" shall mean all fees and compensation earned as a Director, including retainer and committee fees.

            11.  "Insolvent" shall mean that the Corporation has become subject to a pending voluntary or involuntary proceeding under the United States Bankruptcy Code or has become unable to pay its debts as they mature.

            12.  "Participant" shall mean any Director who has at any time elected to defer the receipt of Fees in accordance with the Plan and who has balance to his or her credit in an Account.

            13.  "Plan" shall mean this deferred compensation plan, which shall be known as the Directors Deferred Compensation Plan.

            14.  "Subsidiary" shall mean any corporation, joint venture, partnership, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls more than 50 percent of the total combined voting or other decision-making power.

            15.  "Year" shall mean a calendar year the period beginning on the date of the Corporation's annual meeting of shareholders and ending on the date immediately preceding the date of the Corporation's annual meeting of shareholders for the following year.

ARTICLE II
ELECTION TO DEFER

            1.  Eligibility.  Any Director may elect to defer receipt of all or a specified part of his or her Fees for any Year in accordance with Section 2 of this Article.  A Director's entitlement to defer shall cease with respect to the Year following the Year in which he or she ceases to be a Director.

            2.  Election to Defer.  A Director who desires to defer all or part of his or her Fees pursuant to this Plan must complete and deliver an Election Agreement to the Secretary of the Board before the first day of the Year for which such Fees will be earned; provided, however, that any Director hereafter elected to the Board who was not a Director on the preceding December 31  date of the Corporation's annual meeting of shareholders may make an election to defer payment of Fees for the Year in which he or she is elected to the Board of Directors by delivering the Election Agreement to the Secretary of the Board within thirty (30) days of such election; and provided further that, with respect to Fees that will be earned in the fourth quarter of 1999, a Director may make an election on or prior to October 15, 1999.  A Director who timely delivers an Election Agreement to the Secretary of the Board shall be a Participant.  An Election Agreement that is timely delivered shall be effective for the succeeding Year and, except as otherwise specified by a Director in his or her Election Agreement, shall continue to be effective from Year to Year until revoked or modified by written notice to the Secretary of the Board or until terminated automatically upon either the termination of the Plan or the Corporation's becoming Insolvent.  In order to be effective to revoke or modify an election relating to Fees otherwise payable in any particular Year, a revocation or modification must be delivered prior to the beginning of the first Year of service for which such Fees are payable.

            3.  Amount Deferred; Period of Deferral.  A Participant shall designate on the Election Agreement the percentage or the dollar amount of his or her Fees that is to be deferred.  The applicable percentage(s) or dollar amount(s) of Fees shall be deferred until the earlier to occur of (i) the date the Participant ceases to be a Director by death, retirement or otherwise or (ii) the date specified by the Participant in the Election Agreement, including a date determined by reference to the date the Participant ceases to be a Director by death, retirement or otherwise.

            4.  Accounts.  Each Participant's Account shall consist of two sub-accounts ‑‑ (a) the "Cash Sub-Account" and (b) the "Deferred Share Sub-Account."  A Participant shall designate on the Election Agreement the percentage or the dollar amount of his or her Fees that is to be credited to each sub-account.

            5.  Cash Sub-Account.  Any Fee (or portion of any Fee) that a Participant elects to defer to his or her Cash Sub-Account shall be treated as if it were set aside in such sub-account on the date the Fee would otherwise have been paid to the Participant.  Such sub-account will be credited with interest computed monthly (based on calendar months) on the lowest balance in such sub-account during each month at such rate and in such manner as determined from time to time by the Committee.  Interest for a calendar month shall be credited to such sub-account as of the first day of the following month.

            6.  Deferred Share Sub-Account.  Any Fee (or portion of any Fee) that a Participant elects to defer to his or her Deferred Share Sub-Account shall be deemed to be invested in that number of whole and fractional common shares of the Corporation ("Common Shares") determined by dividing the amount (expressed in dollars) of the Fee to be deferred by the fair market value per share of such Common Shares on the date such Fee would otherwise be paid.  Such sub-account shall be deemed to be so invested on the date the Fee would otherwise have been paid to the Participant and on such date the sub-account shall be credited with a number of deferred shares equal to the number of Common Shares deemed to be invested.  Such sub-account shall be credited as of the last day of each calendar quarter with that number of additional deferred shares equal to the amount of cash dividends paid by the Corporation during such quarter on that number of Common Shares equivalent to the number of deferred shares in such sub-account during such quarter divided by the fair market value per share of such Common Shares on the last business day of such calendar quarter.  Appropriate adjustments in the Deferred Share Sub-Account shall be made as equitably required to prevent dilution or enlargement of the sub-account from any stock dividend, stock split, reorganization or other such corporate transaction or event.

            7.  Payment of Accounts.  The amount of a Participant's Account shall be paid to the Participant in a lump sum or in a number, no greater than 15, of approximately equal annual installments, as designated by the Participant in the Election Agreement.  The amount of such Account remaining unpaid shall continue, in the case of the Cash Sub-Account, to bear interest, as provided in Section 5 of this Article and, in the case of the Deferred Share Sub-Account, to be credited with dividend equivalents, as provided in Section 6 of this Article.  Amounts payable from the Deferred Share Sub-Account shall be payable in Common Shares of the Corporation, except no fractional share shall be distributed, but rather cash will be distributed in an amount equivalent in value to any fractional share.   The lump sum payment or the first annual installment, as the case may be, shall be made as soon as practicable following the end of the period of deferral as specified in Section 3 of this Article.  The election as to the time for and method of payment of the amount of the Account relating to Fees deferred for a particular Year shall be made on the Election Agreement(s) and may not thereafter be altered.

            8.  Death of a Participant.  In the event of the death of a Participant, the amount of the Participant's Account or Accounts shall be paid to the Beneficiary or Beneficiaries designated in a writing substantially in the form attached hereto as Exhibit B (the "Beneficiary Designation"), in accordance with the Participant's Election Agreement and Section 7 of this Article.  A Participant's Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation.  The Beneficiary Designation on file with the Corporation that bears the latest date at the time of the Participant's death shall govern.  In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant's Account or Accounts shall be paid to the Participant's estate in a lump sum 90 days after the appointment of an executor or administrator.  In the event of the death of the Beneficiary or Beneficiaries after the death of a Participant, the remaining amount of the Account or Accounts shall be paid in a lump sum to the estate of the last Beneficiary to receive payments 90 days after the appointment of an executor or administrator.

            9.  Small Payments.  Notwithstanding the foregoing, if installment payments elected by a Participant would result in a payment with a value of less than $500, the entire amount of the Participant's Account or Accounts may at the discretion of the Committee be paid in a lump sum in accordance with Section 7 of this Article.

            10.  Acceleration.  Notwithstanding the provisions of the foregoing:  (i) if a Change in Control occurs, the amount of each Participant's Account or Accounts shall immediately be paid to the Participant in full; (ii) in the event of an unforeseeable emergency, as defined in section 1.457‑2(h)(4) and (5) of the Income Tax Regulations, that is caused by an event beyond the control of the Participant or Beneficiary and that would result in severe financial hardship to the individual if acceleration were not permitted, the Committee may in its sole discretion accelerate the payment to the Participant or Beneficiary of the amount of his or her Account or Accounts, but only up to the amount necessary to meet the emergency.

ARTICLE III
ADMINISTRATION

            The Corporation, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.  The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power, in its discretion, to (i) determine all questions relating to eligibility for participation in the Plan and the amount in the Account or Accounts of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any questions of construction and questions of fact, and (iii) take such further action as the Corporation shall deem advisable in the administration of the Plan.  The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties.

            The Secretary of the Board shall notify in writing any Participant or beneficiary whose claim for benefits under the Plan has been denied, either wholly or in part, setting forth the specific reasons for the denial in a manner calculated to be understood by the Participant or beneficiary.  The notice shall be furnished to the Participant or beneficiary within 60 days of the denial and shall provide that, within 60 days after receiving the notice, the Participant or beneficiary may apply to the Committee for a full and fair review of the decision denying the claim.  The Committee shall notify the Participant in writing of its decision with respect to the claim within 90 days thereafter.

ARTICLE IV
AMENDMENT AND TERMINATION

            The Corporation reserves the right to amend or terminate the Plan at any time by action of the Board; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in the acceleration of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary.

ARTICLE V
MISCELLANEOUS

          1.  Non‑alienation of Deferred Compensation.  Except as permitted by this Plan, no right or interest under this Plan of any Participant or Beneficiary shall, without the written consent of the Corporation, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.

          2.  Interest of Directors.  The obligation of the Corporation under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Corporation to make payments from its general assets, as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Corporation.  Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected in an Account.  Nothing in this Plan shall be construed as guaranteeing a right to future membership on the Board.  It is the intention of the Corporation that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.  The Corporation may create a trust to hold funds, or securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Corporation's general creditors.

          3.  Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Corporation or any Subsidiary or the officers, employees or directors of the Corporation or any Subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

          4.  Statements.  Each Participant shall be provided a quarterly statement showing the balance to his or her credit in an Account.

          5.  Severability.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

          6.  Governing Law.  Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Iowa.

Exhibit A

HNI CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN
DEFERRED PLAN ELECTION AGREEMENT

I,                                                                              , hereby elect to participate in the Directors Deferred Compensation Plan (the "Plan") with respect to my annual Board retainer and Committee retainer (collectively, "Fees"), and grants or awards of stock, that I may receive beginning ___________________.

                1.  Cash Compensation.  I hereby elect to defer payment of the Fees, which I otherwise would be entitled to receive in cash as follows:

Cash Fees to be Deferred
Cash Sub-Account	Share Sub-Account
$_______ or _____ % of his or her Fees	$_______ or _____ % of his or her Fees

                 2.  Common Stock Compensation.  I hereby elect to defer payment of the Fees, which I otherwise would be entitled to receive as common stock of the Company, other than compensation I elected to receive as Voluntary Shares under the Equity Plan, to my Share Sub-Account as follows:

                                   (Choose One)

                                   ________%, or

                                   ________ shares per grant

3.  Payment Deferral.  Please defer payment of the Fees specified in this election until the earlier of the following dates:

                                Until the date I cease to be a Director                                                                                               __
                                Until                                                        (specify date)                                                                        __

                4.  Type of Payment.  Please make payment of the Fees deferred by this election, together with all amounts reflected on my Account attributable there to, in accordance with Section 7 of Article II of the Plan as follows:

                                Pay in a lump sum                                                                                                                               __
                                Pay in                      equal annual installments (may not be more than 15)                                      __

                I acknowledge that I have reviewed the Plan and understand that my participation will be subject to the terms and conditions contained in the Plan.  Words and phrases used in this Election Agreement shall have the meaning assigned by the Plan.

                I acknowledge that I have been advised to consult with my own tax and estate planning advisors before making this election to defer in order to determine the tax effect of my participation in the Plan.

                Dated this                               day of                                     , _____.

                                                                                                                                                (Signature)

                                                                                                                                            (Print or type name)

NOTE:  Keep one copy for your personal records.  Return the original to the attention of:  Corporate Secretary, HNI Corporation, 408 East Second Street, P.O. Box 1109, Muscatine, IA 52761-0071.

EXHIBIT B

HNI CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN
DEFERRED PLAN BENEFICIARY DESIGNATIONS

            In accordance with the terms and conditions of the Directors Deferred Compensation Plan (the "Plan"), I hereby designate the person(s) indicated below as my beneficiary(ies) to receive the amounts payable under said Plan:

Name(s)

Address(es)

Social Security No(s) of Beneficiary(ies)

Relationship(s)

Date(s) of Birth

            In the event that the above-named beneficiary(ies) predecease(s) me, I hereby designate the following person(s) as beneficiary(ies):

Name(s)

Address(es)

Social Security No(s) of Beneficiary(ies)

Relationship(s)

Date(s) of Birth

            I hereby expressly revoke all prior designations of beneficiary(ies), reserve the right to change the beneficiary(ies) herein designated and agree that the rights of said beneficiary(ies) shall be subject to the terms of the Plan.  In the event that there is no beneficiary living at the time of my death, I understand that the amounts payable under the Plan will be paid to my estate.

Dated
                                                                                                             (Signature)

                                                                                                         (Print or type name)